Exhibit 10.1

MODIFICATION AGREEMENT

THIS MODIFICATION AGREEMENT (this “Modification Agreement”) is made and entered into effective as of August 26, 2025 (the “Effective Date”), by and between AZITRA, INC., a Delaware corporation (“Company”), and ALUMNI CAPITAL LP, a Delaware limited partnership (“Investor”).

Recitals

A. Company and Investor are parties to a Purchase Agreement dated as of April 24, 2025 (the “Agreement”).

B. Pursuant to the Agreement, the Company and Investor entered into agreement whereby the Investor shall purchase up to Twenty Million Dollars ($20,000,000) of the Company’s Common Stock from time to time, subject to the terms and conditions in the agreement, with the Commitment Period beginning on the Execution Date of April 24, 2025 and ending on December 31, 2026.

C. Company and Investor have agreed to modify the Agreement in accordance with the terms and conditions set forth in this Modification Agreement.

Modification Agreement

In consideration of the mutual covenants and agreements set forth in this Modification Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Investor hereby agree as follows:

1. Amendment to Securities Purchase Agreement

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings specified or indicated (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(i)	“Pricing Period” the period commencing on the date that the company delivers a Purchase Notice and ending on the earlier to occur of (i) five (5) Business Days immediately following such date for Purchase Notice Option 1 (ii) the same Business Day for Purchase Notice Option 2 (iii) the date on which the Investor notifies the Company that it is prepared to proceed with subject Closing.

(ii)	“Purchase Notice” shall mean a written notice from the Company, substantially in the form of Exhibit A hereto, to the Investor setting forth the Purchase Notice Securities which the Company requires the Investor to purchase under Purchase Notice Option 1 or Purchase Notice Option 2, each having their own respective Purchase Notice Limitations and Closing Dates.

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(iii)	“Purchase Price” shall mean: (i) with respect to Purchase Notice Option 1, the lowest daily VWAP of the Common Stock during the Pricing Period multiplied by ninety percent (90%) and (ii) with respect to Purchase Notice Option 2, the lowest traded price of Common Stock during the Pricing Period multiplied by ninety-seven percent (97%).

2. Other Provisions in Full Force. Except as specifically provided herein, the Agreement shall remain in full force and effect in accordance with the original terms and conditions in the Securities Purchase Agreement dated April 24, 2025.

3. Notices. Any notice required, permitted or contemplated hereunder shall be in accordance with the applicable “Notices” provision in the Agreement.

4. Miscellaneous. This Modification Agreement sets forth the entire agreement of the parties with respect to the subject matter of this Modification Agreement and supersedes all previous understandings, written or oral, in respect of this Modification Agreement. This Modification Agreement may be signed by facsimile signatures or other electronic delivery of an image file reflecting the execution hereof, and if so signed, (a) may be relied on by each party as if the document were a manually signed original and (b) will be binding on each party for all purposes. This Modification Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Modification Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all which together shall constitute one and the same agreement. If any term of this Modification Agreement is found invalid by a court of competent jurisdiction, the invalid term will be considered excluded from this Modification Agreement and will not invalidate the remaining terms of this Modification Agreement. At no time shall the prior or subsequent course of conduct by Company or Investor directly or indirectly limit, impair, or otherwise adversely affect any of the parties’ rights or remedies in connection with this Modification Agreement or any of the documents, instruments and agreements executed in connection herewith, as Investor and Company agree that this Modification Agreement and the documents, instruments, and agreements executed in connection herewith shall only be amended by written instruments executed by Investor and Company. This Modification Agreement is made and entered into for the protection and benefit of Investor and Company and their permitted successors and assigns, and no other person, association, authority or entity shall be a direct or indirect beneficiary of or have any direct or indirect cause of action or claim in connection with this Modification Agreement.

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IN WITNESS WHEREOF, Investor and Company have executed this Modification Agreement to be effective as of the Effective Date.

AZITRA, INC.

By:	/s/ Francisco Salva
Francisco Salva, Chief Executive Officer
Accepted as of the Effective Date.

ALUMNI CAPITAL LP

By:	/s/ Ashkan Mapar
Ashkan Mapar, General Partner

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EXHIBIT A

FORM OF PURCHASE NOTICE

TO: ALUMNI CAPITAL LP

We refer to the Purchase Agreement (the “Agreement”) and Modification Agreement (the “Modification Agreement”), dated as of April 24, 2025 and August 25, 2025 respectively, entered into by and between Azitra, Inc. and you. Capitalized terms defined in the Agreement shall, unless otherwise defined herein, have the same meaning when used herein.

We hereby certify that, as of the date hereof, the conditions set forth in Article VIII of the Agreement are satisfied, and we hereby elect to exercise our right pursuant to the Agreement to require you to purchase ______ Purchase Notice Securities under the following Purchase Notice Option and applicable Purchase Price (select only one):

[   ] Purchase Notice Option 1

[   ] Purchase Notice Option 2

The Company acknowledges and agrees that the amount of Purchase Notice Securities shall not exceed the Purchase Notice Limitation applicable to such Purchase Notice or the Beneficial Ownership Limitation.

The Company’s wire instructions are as follows:

[Insert Wire Instructions]

AZITRA, INC.

By:
Name:	Francisco Salva
Title:	Chief Executive Officer
Date:	[●], 2025

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